                                                                    EXHIBIT 10.8

                             EMPLOYMENT AGREEMENT


     THIS AGREEMENT, made on December 6, 1999, is between Lantronix, a California corporation, ("Employer"), located at 15353 Barranca Parkway, Irvine, California 92618, and Steven Cotton, an individual, ("Employee"), residing at 6191 Gleneagles Circle, Huntington Beach, California, 92648, by virtue of the following facts, events, circumstances and desires:


                                   RECITALS

     A. WHEREAS, Employee desires to work for Employer and receive compensation, and Employer desires to employ Employee;

     B. WHEREAS, Employer is engaged in the business of developing network attached technology;

     C. WHEREAS, Employee, in the course of employment, will obtain or develop confidential information and trade secrets;

     D. WHEREAS, Employee recognizes and acknowledges that Employer must maintain and preserve all such confidential information and trade secrets for the protection of its business, competitive position and goodwill; and

     E. WHEREAS, Employer desires assurance that Employee will not compete with it for a reasonable period of time after termination of employment, and Employee is willing to refrain from competition.

     NOW, THEREFORE, in consideration of the promises and mutual covenants contained in this agreement, and in consideration of Employee's employment and continued employment by Employer, it is agreed as follows:


                                   AGREEMENT

     1. Term. Subject to this Agreement's terms and conditions, Employer agrees to employ Employee. The employment term shall commence December 9, 1999. The Employer shall employ the Employee until such time as either or both parties choose to discontinue the employment. The employment relationship shall be that of an Employee-at-will.

     2. Duties. While employed by Employer, Employee shall devote his entire working time, skill and attention exclusively to the interests and business of Employer, shall perform such duties as may be assigned to him from time to time by Employer, shall comply to the best of his ability with all policies and directives issued by the Chief Executive Officer or the Employer's Board of Directors, and shall in all respects do his utmost to further enhance and develop the best interests and welfare of the Employer. Employee's specific title, responsibility, authority and reporting shall be as detailed on Exhibit "1" attached hereto and incorporated herein.

     3.    Compensation.

           3.1  Base Salary.  The Employer shall pay to the Employee as base
                -----------
compensation the total sum of One Hundred Eighty Thousand Dollars ($180,000.00) per year, payable at those intervals as the Employer shall pay other Executives. Said base salary shall be subject to annual review by the Employer's Board of Directors.

           3.2  Bonus. In addition to said base salary, Employee shall also
                -----
receive a bonus amount calculated in accordance with the Lantronix MBO Incentive Program, revision 0.2x, attached hereto and incorporated herewith as Exhibit "2A." Said bonus amount shall be paid quarterly and in an amount up to 30% of the annual base salary referenced in Paragraph 3.1 above.

           3.3  Insurance Coverage. Employer shall make available to Employee
                ------------------
and his dependents whatever coverage Employee shall elect under Employer's standard corporate medical, dental, life and disability insurance programs as each such respective benefit is made available to any other Executive employee of Employer at a comparable level within the organization.

           3.4  Expenses. Employer shall reimburse employee for all reasonable
                --------
entertainment, promotion or other expenses advanced by him on behalf of Employer.

           3.5  Other Incentives.  Employee shall be entitled to participate in
                ----------------
any other Employee incentive programs offered by Employer, including but not limited to such programs as a Section 401(k) plan.

           3.6  Vacation.  Employee will initially be entitled to twenty (20)
                --------
days of vacation per year accrued ratably on a bi-weekly basis. Vacation time may be accrued and used in accordance with the Employer's Vacation Policy.

           3.7  Stock Options.  Employer shall grant to Employee stock options
                -------------
as indicated in the subparagraph(s) below:

                3.7.1 85,000 Non-Qualified Stock Options to vest according to the following schedule.

                (i) 12,143 options to vest on Employee's first day of employment.
                (ii) 12,143 options to vest on the first anniversary of Employee's date of employment.
                (iii) The remaining 60,714 options to vest ratably per month thereafter for a period of 60 months.

                3.7.2 The Non-Statutory Stock Option Agreement is attached hereto and incorporated herewith as Exhibit "3."

     4. Termination. The Employer shall have the right to terminate employment of Employee at any time, with or without cause. Employee shall have the advantage of certain severance benefits on termination provided in that certain Severance Agreement attached hereto and incorporated herein as Exhibit "4."

           4.1  Termination without Cause.  For purposes of this Agreement, the
                -------------------------
Company shall be deemed to have terminated Executive's employment without "Cause" if Executive's employment is terminated for any reason other then the following: (i) Executive commits a felony or possesses, uses or sells illegal drugs; (ii) Executive significantly neglects, or materially inadequately performs, his duties as an employee of the Company; (iii) Executive breaches a fiduciary duty to the Company or its shareholders involving personal profit to Executive; (iv) Executive is deceased; or (v) Executive is disabled. Notwithstanding the foregoing, Executive shall be deemed to have been terminated without Cause (except in the case of death) unless the Company delivers to the Executive a copy of a resolution duly adopted by the affirmative vote of not less a majority of the entire membership of the Company's

Board of Directors finding that, in the opinion of the Board, Executive engaged in the applicable conduct set forth in subsection (i), (ii) or (iii) above or Executive is disabled. For purposes of this Agreement, Executive shall be considered disabled if he has been physically or mentally incapable of performing his essential job duties hereunder for (i) a continuous period of at least one hundred twenty (120) days or (ii) a total of one hundred fifth (150) days during any one hundred and eighty (180) day period, and Executive has not recovered and returned to the full time performance of his duties within thirty days after written notice is given to him by the Company following such 120 day period or 180 day period, as the case may be.

     5.    Confidential Information.

           5.1  Definition.  "Confidential information" means information that
                ----------
is proprietary to the Employer or proprietary to others and entrusted to the Employer, whether or not trade secrets. Confidential information includes, but is not limited to, information relating to business plans and to business as conducted or anticipated to be conducted, and to past, current or anticipated products. Confidential information also includes, without limitation, Employer information concerning (a) price lists, (b) costs of production, and (c) raw material costs, (d) selling costs, (e) delivery costs, (f) information concerning new or proposed new products, including the nature and design of such products and the plans for marketing such products, (g) internal procedures and policies, (h) customer lists, account names, contacts, addresses and sales activity, (i) names and addresses of suppliers and vendors, (j) tax and financial information, (k) reserves, (l) intellectual property owned or leased by the company, (m) banking relationships and arrangements (n) Employees, (o) management personnel and policies, (p) quotation names, addresses, contacts and quote workups, (q) all mailing lists, (r) company product training materials and courses, and (s) company computer programs and printouts.

           5.2  Prohibitions Against Use.  During or subsequent to the
                ------------------------
termination of Employee's employment, whether termination is voluntary or involuntary, Employee will not use or disclose, other than in connection with employment with the company, any confidential information to any person not employed by the company or not authorized by the company to receive such confidential information without the prior written consent of the company. Employee will use reasonable and prudent care to safeguard and protect and prevent the unauthorized use and disclosure of confidential information. The obligations contained in this paragraph will survive for as long as the company in its sole judgment considers the information to be confidential information.

     6. Protective Covenant/Non-Competition. While employed by Employer and for a period of eighteen (18) months after cessation of employment (the "Non-compete Period"), whether termination is voluntary or involuntary, Employee agrees not to accept employment, consult with or otherwise become associated or affiliated with any person, firm, association or other entity that is directly or indirectly in competition with the services, products, business or activities of Employer.

           It is specifically agreed that during the Non-compete Period, Employee shall not in any manner contact, solicit or cause to be solicited any of Employer's customers, suppliers or clients or former or prospective customers or suppliers for any purpose whatsoever, without the written consent of Employer. Employee further agrees that during his employment and for one (1) year after termination of his employment, he will not directly or indirectly, in any manner, request or induce any Employee of Employer to leave his employment with Employer, unless expressly authorized or instructed to do so in writing by Employer.

           It is understood by both parties to this agreement that the protective covenants meant for the reasonable protection of the business of Employer and not to impair the ability of Employee to earn a living. Should any portion of this covenant be construed by a court of law or equity as less than reasonable, the parties agree to the establishment by such court of an obligation for the protection of Employer's business that it deems reasonable.

     7. Return of Property. All documents, drawings, lists, records or other tangible or intangible thing relating to the business of Employer that Employee originates or comes into the Employee's possession in any way during the employment period shall remain the sole property of Employer. Any copies, abstracts or summaries of such items are likewise the sole property of Employer. Employee shall not make copies or prepare abstracts or summaries of such items except for the sole use and account of Employer and with the consent and instruction of Employer's management. Upon termination of employment of Employee, he or she shall immediately return to Employer all such items in his or her possession, as well as all of Employer's property he or she has received for assistance in performing work duties, including but not limited to those items outlined above, as well as any of Employer's equipment or supplies. Employee shall be liable for damages to Employer for any such property not so returned.

     8. Arbitration. If any dispute hereafter arises between the parties hereto and/or their agents or employees relating to the terms and provisions of this Agreement or otherwise, including but not limited to any claim for breach of any contract or covenant (express or implied), tort claims, claims for discrimination or harassment (including, but not limited to race, sex, religion, national origin, age, handicap or disability), claims for compensation or benefits (except where a benefit plan or pension plan or insurance policy specifies a different claims procedure) and claims for violations of any federal, state or other governmental law, statute, regulation or ordinance (except for claims involving worker's compensation benefits), then either party may initiate arbitration proceedings in accordance with the Employment Rules of JAMS ENDispute, as the exclusive remedy for such dispute and in lieu of any court action, which is hereby consent to such arbitration, and any arbitration award shall be final and binding. Neither party shall disclose the existence of any dispute or the terms of any arbitration decision to any third party, other than legal counsel, accountants, and financial advisors or as required by law.

     9. Attorneys' Fees. In the event of any arbitration arising out of the subject matter hereof, the prevailing party shall be entitled to recover from the non-prevailing party its costs and expenses (including reasonable attorney's fees) incurred in such arbitration.

     10. Remedy. Employee acknowledges and agrees that the confidential information, trade secrets and special knowledge acquired by him during his employment with Employer is valuable and unique, and that breach by him of the provisions of this agreement will cause Employer irreparable injury and damage. It cannot be reasonably or adequately compensated by money damages. Employee, therefore, expressly agrees that Employer shall be entitled to injunctive or other equitable relief in order to prevent a breach of this agreement or any part thereof, in addition to such other remedies legally available to Employer. Employee expressly waives the claim or defense that Employer has an adequate remedy at law.

     11. Applicable Law. This agreement shall be governed, interpreted and construed in accordance with the laws of the State of California.

     12. Severability. In the event that any portion of this agreement shall be deemed unenforceable or void, such invalidity or unenforceability shall not affect the validity or enforceability of any other provision of this agreement.

     13. Entire Agreement. It is agreed that the provisions of the agreement contain the entire agreement on the subject covered between the parties, and cannot be modified orally, and can only be modified by written agreement signed by Employee and Employer. This agreement shall be binding upon the parties and their respective heirs, administrators and assigns.

     14. Voluntary Agreement. I understand I will have access to confidential information and customer accounts while employed by Employer. I further acknowledge that I have freely and voluntarily entered into this Agreement, which contains restrictions on my ability to compete with Lantronix for any reason. I recognize that Lantronix has provided me adequate consideration for my agreement herein.



IN WITNESS WHEREOF, the parties have executed this agreement as of the date identified at the beginning of the agreement.


                                  "EMPLOYEE"

                                  /s/ Steven Cotton
                                  _______________________________________
                                  Steven Cotton


                                  LANTRONIX


                                       /s/ Fred Thiel
                                  By:  ___________________________________
                                        Fred Thiel
                                  Its:  Chief Executive Officer

                                  EXHIBIT "1"



TITLE:             Chief Financial Officer


RESPONSIBILITIES:  The responsibilities of the Chief Financial Officer are as follows:
                       . Manage the entire range of financial activity for the Company, including both the treasury and accounting functions;
                       . Formulate and recommend policies on banking, receipt and disbursement of funds, and fiscal and accounting matters;
                       . Develop procedures for standard accounting, analysis and reporting, and overall financial controls.


AUTHORITY:         The CFO is empowered, regarding the financial and accounting activities, to make all decisions, create all policies, and authorize all engagements that, upon the CEO's request, he can demonstrate to be consistent with a reasonable interpretation of the Company's objectives.


REPORTING:         The Chief Financial Officer reports to the President and
                   Chief Executive Officer of the Company.

                                  EXHIBIT "2"

                    EXECUTIVE INCENTIVE COMPENSATION PROGRAM
                    ----------------------------------------



The purpose of the Executive Incentive Compensation Plan is to enhance and reinforce the goals of Lantronix (the "Company") for profitable growth and continuance of a sound overall condition by providing selected employees with additional financial rewards for attainment of such growth and stable financial and operating condition. Final approval of the payment of any awards made under the Plan is subject to the discretion of the Board of Directors.


The Plan will take into account two major categories in determining incentive compensation:

 .    Corporate Financial Goals
     -------------------------
 .    Individual Objectives
     ---------------------


The following is a matrix of the mix of annual incentive compensation elements for selected management levels:

LEVEL                                   FINANCIAL                         MBO's                     % OF TOTAL COMP.
--------------------------------------------------------------------------------------------------------------------------
Vice President                          60%                               40%                       23.1%
--------------------------------------------------------------------------------------------------------------------------

The details of the MBO portion of the compensation plan are contained in the

LANTRONIX MBO INCENTIVE PROGRAM, revision 0.2x, attached as Exhibit 2A.
-------------------------------

                                  EXHIBIT "2A"



LANTRONIX MBO INCENTIVE PROGRAM
-------------------------------

Author:     Fred Thiel

Date:       October 1, 1999

Revision:   0.2x

_______________________________________________________________________________

Purpose
The purpose of the Lantronix MBO incentive program is to provide selected employees with an incentive to focus their efforts on achieving designated quarterly objectives which contribute to the achievement of overall departmental and/or corporate goals.

Scope
The Lantronix MBO incentive program is applicable to any employee as a component of their total compensation package upon recommendation by their supervising manager. Employees must be approved by the President/CEO before they may participate in the program.

Program Overview
The target incentive is paid quarterly as part of the employee's total target compensation. It is targeted as a percentage of the employee's total target compensation and consists of two components: the achievement of quarterly corporate financial goals defined in the operating plan and individual objectives determined by the employee and the supervising manager.

Prior to the start of each quarter, the employee and the supervising manager agree on the individual objectives to be performed be the employee during the quarter and submit an MBO worksheet to HR for approval by senior management. Once approved, a copy of the worksheet is returned to the employee and supervising manager.

After the close of the quarter, the MBO worksheet is updated with the employee's results for the quarter and submitted to HR for approval by senior management prior to being forwarded to Payroll for payment.

The incentive payment is considered supplemental income and is subject to specific withholding requirements determined by state and federal tax law.

Senior management is defined as the Vice President responsible for the functional area to whom both employee and supervisor report -- except in the event that the Vice President is the supervisor of the employee, in which case senior management will mean the President/CEO.

This program is subject to change, including revocation, at any time. This program is offered at the sole discretion of the President/CEO.



LANTRONIX MBO INCENTIVE PROGRAM DETAILS
---------------------------------------

Target Incentive Amount
The target incentive amount is defined as a percentage of the employee's total target compensation and is dependent on the employee's responsibilities and impact on the Company's results.

Employees with greater responsibilities and whose efforts have a greater impact on corporate financial results should have a higher percentage of their compensation dependent on the achievement of corporate goals.

Examples of suggested percentages for different positions:

  Database Programmer  10% of total target compensation
  Product Manager  10% of total target compensation
  Director Marcom  15% of total target compensation
  Vice President       25% of total target compensation

HR will recommend a percentage to the supervising manager at the time when the employee is recommended for inclusion in this program.

Incentive Composition
The Lantronix MBO incentive program consists of two components: corporate financial goals (CFG), and individual objectives (IO). The relative weighting of these two components is determined by the employee's direct responsibilities and their impact on the Company's results.

Employees whose individual efforts primarily impact one department's objectives have a higher weighting on individual objectives. Employees with more senior and general responsibilities whose efforts have a great impact on corporate financial results or many departments of the Company have a higher weighting on corporate financial goals.

Examples of relative weightings for different positions:

  Database Programmer 90% individual objectives / 10% corporate financial goals Product Manager 80% individual objectives / 20% corporate financial goals Director Marcom 65% individual objectives / 35% corporate financial goals
  Vice President       40% individual objectives / 60% corporate financial goals

HR will recommend the composition to the supervising manager at the time when the employee is recommended for inclusion in this program.

Corporate Financial Goals
The corporate financial goals are based on the approved operating plan and any periodic updates that may be made.

The corporate financial goals (CFG) component consists of three elements: gross margin (50% of CFG), pre-tax profit (30% of CFG), and net revenue (20% of CFG).

Gross margin is weighted heavily because achievement of this objective has the greatest impact on the Company's ability to fund operations and development efforts. Gross margin is the fuel upon which the Company runs.

Pre-tax profit is an important factor in funding investments for long term growth and increasing the value of the Company for the shareholders. Achieving this objective is an indication of management's ability to operate within the approved operating plan budgets and control spending relative to actual gross margin contribution in order to achieve the pre-tax profit objective.

Net revenue is an indicator of business volume growth and market acceptance for the Company's products.

Furthermore, each element has a step function factor with thresholds, which has the effect of accelerating the incentive. This acts as an additional incentive by focusing employees on striving to achieve the next higher threshold which results in greatly increased incentive payment. The thresholds and step functions are as follows:

              Element                    Percent Achieved                         Factor
-------------------------------------------------------------------------------------------------------

Net Revenue (20%)                          less than 85%                            0.0
                                               85-95%                               0.5
                                              96-110%                               1.0
                                          greater than 110%                         2.0
-------------------------------------------------------------------------------------------------------
Gross Margin (50%)                         less than 80%                            0.0
                                               81-90%                               0.5
                                              91-115%                               1.0
                                          greater than 115%                         2.0
-------------------------------------------------------------------------------------------------------
Pre-tax Profit (30%)                       less than 60%                            0.0
                                               86-80%                               0.5
                                              81-120%                               1.0
                                          greater than 120%                         2.0
-------------------------------------------------------------------------------------------------------

This step function factor with thresholds can result in an employee receiving an incentive payment that is greater than the targeted amount when one or more of the corporate financial goals are surpassed.

Individual Objectives
Individual objectives are negotiated and agreed upon between employee and supervisor. They must be specifically defined, measurable and reasonably achievable; can be subject to partial credit or not; and must support the overall goals of the team and corporate operating plan.

Circumstances beyond the control of the employee, or not contemplated by the parties when setting goals, should not negatively affect the incentive compensation calculation. As such circumstances arise, expectations as to the potential effect should be reviewed and negotiated by the employee and supervisor. Any mid-quarter changes must be documented and forwarded to Human Resources.

Any disputes are resolved solely at the discretion of the President/CEO.

MBO Worksheet
The MBO worksheet is an excel worksheet which is provided by HR. It is provided with the corporate financial goals target numbers for the upcoming quarter.

The corporate financial goals are provided by Finance to HR 30 days prior to the start of the quarter.

The actual corporate financial results are provided by Finance to HR 15 days after the close of the quarter.

MBO Worksheets must be signed by both the employee and supervisor before submittal to HR for executive approval.

Partial Quarters
If an employee is included in the program after the start of the quarter, the total eligible incentive for the quarter will be prorated based on the percentage of the quarter during which the employee was officially included. If an employee is absent for an extended period of time during a quarter, the same prorated calculation will be made.

Similarly, if a participating employee leaves the Company prior to the end of the quarter, the employee will be eligible for a prorated bonus, based on the percentage of the quarter during which the employee was officially included in the Plan. An employee who leaves during the quarter will be entitled to a prorated bonus based on individual objectives only. In order to receive a bonus based on corporate financial goals, an employee must be an employee on the last day of the applicable quarter.

Employees who work the entire quarter but leave prior to payment of the bonus are entitled to receive the full bonus amount, subject to individual and Company performance.

Upon separation from the Company, employees will be paid all wages due, including the appropriate bonus amount. However, in the event that results of the Company financial goals are not yet known at the time of the employee's separation, the employee will receive payment based only upon completion of individual objectives. Once corporate financial results are known, HR will be responsible for submitting a check request for the remainder of the employee's bonus. The secondary bonus payment shall be made within 35 days after the end of a quarter.

RECOMMENDING AN EMPLOYEE FOR INCLUSION
--------------------------------------

The supervisor or hiring manager should discuss the appropriateness with HR prior to submitting a recommendation for inclusion in this program.

A written recommendation for inclusion must be submitted to HR including the following:

 .  employee name
 .  brief description of responsibilities and impact on department/corporate goals
 .  supervisor's reasons for including the employee

HR will review the recommendation and resulting compensation package and submit the recommendation to senior management for approval.

Upon senior management approval, HR will respond with recommendations for target incentive amounts and composition.

Disputes regarding inclusion in this program are resolved solely at the discretion of the President/CEO.


SUBMITTING MBO WORKSHEETS
-------------------------

Submitting Objectives
The supervisor will receive MBO worksheets for the upcoming quarter from HR with the respective employee's name, title, target incentive amount, and composition data, as well as corporate financial goals already entered, no later than 15 days before the start of the quarter.

Individual objectives are negotiated and agreed upon between employee and supervisor. They must be specifically defined, measurable and reasonably achievable; can be subject to partial credit or not; and must support the overall goals of the team and corporate operating plan.

The supervisor will complete the individual objectives sections, noting specifically if partial credit is not applicable, and set each objective's weighting.

Once it has been approved by both the employee and supervisor, the worksheet must be submitted to senior management for approval no later than seven days before the start of the quarter. Senior management may request that objectives be modified or eliminated, and may also recommend additional objectives. Any changes must be agreed to by both the employee and supervisor. Senior management will then forward the worksheet to HR for review. Once all approvals are received, HR will return the worksheet to the supervisor and employee for later submittal with results after the end of the quarter.

Submitting Results
After the close of the quarter, the supervisor will complete the results portion of the individual objectives sections with complete details and enter the percentage completion. Acceptable percentages are 0, 25, 75 or 100 percent. In the event that an objective was not 100% completed, the supervisor must provide sufficient justification for the partial credit. Both the employee and supervisor should agree on the results, and the completed form must be submitted to HR within 10 business days after the end of the quarter. HR will review the form and update the actual results of the corporate financial goals before submitting the worksheets to senior management for approval.

Senior management may request further clarification of results or proof of completion before approval for payment.

Senior management may disapprove results and any disputes will be resolved solely at the discretion of the President/CEO.

Approved worksheets are submitted to Payroll for payment and filed in the employee's personnel file. A copy will be provided to the employee upon a request to HR.

Incentives are targeted for payment within 30-45 days of the end of the quarter. In the event that corporate financial results are not known within 30 days after the end of the quarter, the Company may choose to pay the individual objective portion of the bonus separately from the corporate financial results portion.

                                  EXHIBIT "3"


                   Lantronix Non-Statutory Stock Option Plan


                                [To Be Attached]

                                  EXHIBIT "4"

                              SEVERANCE AGREEMENT


  This Severance Agreement ("Agreement") is made and entered into by LANTRONIX, a California corporation ("Company"), and Steven Cotton ("Executive").


                                    RECITALS

  WHEREAS, Executive is employed as Chief Financial Officer of the Company; and

  WHEREAS, the Company desires to provide certain benefits to Executive as described herein as an incentive for Executive to continue to serve as an officer of the Company.


                                   AGREEMENT

  NOW THEREFORE, in consideration of the promises and covenants set forth in this Agreement and for other valuable consideration, the parties agree as follows:

  1.  Termination or Resignation Following a Change in Control.  If a "Change in
      --------------------------------------------------------
Control" (as hereinafter defined) of the Company occurs after the date hereof, and after such Change in Control either (i) the Company terminates Executive without "Cause" (as hereinafter defined) on or before the two year anniversary of the date of the Change in Control, or (ii) Executive resigns with "Good Reason" (as hereinafter defined) on or before the two year anniversary of the date of the Change in Control, then as a severance benefit and in lieu of all other compensation or damages (except as set forth in Section 4 hereof) the Company shall:

      a. Continue to pay Executive his current base salary as in effect on the date of such termination or resignation through the end of the month in which the applicable termination or resignation occurred and continuing for a period of eighteen months, payable either in monthly installments within five days after the end of each month, or at the option of Executive (i) 50% in a lump sum within 45 days after the date of termination or resignation and (ii) 50% in eighteen equal monthly installments, commencing within fifteen days following termination or resignation and continuing thereafter on the same day of each month;

      b. Pay Executive an amount equal to 100% of his MBO bonus for the quarter in which the separation of employment takes place;

      c. Continue to provide Executive, at Company expense, all medical, disability and life insurance benefits provided to him immediately prior to the date of such termination or resignation (or, at the option of Executive, immediately prior to the date of the Change in Control) for a period of eighteen months following the date of such termination or resignation, or, if any of such benefits cannot be provided to Executive for such eighteen month period under the Company's policies as then in effect or under applicable law, then the Company shall pay Executive an amount equal to the monthly premiums paid on behalf of Executive for such benefits at the time of such termination or resignation for a period beginning on the date the Executive's participation in such benefits is prohibited and ending on the date that is eighteen months following the date of such termination or resignation, payable in monthly installments within five days after the end of each month;

      d. Accelerate the vesting of 50% of all unvested stock options granted to Executive under the Company's stock option or other benefit plan; and

      e. Reimburse Executive for third party out placement services actually incurred by Executive in an amount not to exceed $10,000.00, provided such expenses are accounted for by Executive in accordance with the policies and procedures by the Company.

  2.  Termination For Reasons Not Associated with a "Change in Control".  If the
      -----------------------------------------------------------------
Company terminates Executive without "Cause," for reasons not associated with a "Change in Control," then as a severance benefit and in lieu of all other compensation or damages (except as set forth in Section 4 hereof) the Company shall:

      a. Continue to pay Executive his current base salary as in effect on the date of such termination or resignation through the end of the month in which the applicable termination or resignation occurred and continuing for a period of nine months, payable either in monthly installments within five days after the end of each month, or at the option of Executive (i) 50% in a lump sum within 45 days after the date of termination or resignation and (ii) 50% in nine equal monthly installments, commencing within fifteen days following termination or resignation and continuing thereafter on the same day of each month;

      b. Pay Executive his MBO bonus for the quarter in which the separation of employment takes place pursuant to the terms of the Lantronix MBO Incentive Program;

      c. Continue to provide Executive at Company expense all medical, disability and life insurance benefits provided to him immediately prior to the date of such termination or resignation (or, at the option of Executive, immediately prior to the date of the Change in Control) for a period of nine months following the date of such termination or resignation, or, if any of such benefits cannot be provided to Executive for such nine month period under the Company's policies as then in effect or under applicable law, then the Company shall pay Executive an amount equal to the monthly premiums paid on behalf of Executive for such benefits at the time of such termination or resignation for a period beginning on the date the Executive's participation in such benefits is prohibited and ending on the date that is nine months following the date of such termination or resignation, payable in monthly installments within five days after the end of each month; and

      d. Extend the vesting period of all unvested stock options for a period of three years beyond the date of termination. Extend the post-termination exercise period for all vested stock options to coincide with this three-year extension.

      e. Reimburse Executive for third party out placement services actually incurred by Executive in an amount not to exceed $10000.00, provided such expenses are accounted for by Executive in accordance with the policies and procedures by the Company.

  3.  Definitions.
      -----------

      a.  Change in Control. For purposes of this Agreement, the term "Change in
          -----------------
Control" shall be deemed to have occurred if (i) any transaction (or series of transactions) is consummated whereby all, or substantially all, of the assets of the Company are sold, leased, exchanged or transferred, (ii) any person or entity, or group or affiliated persons or entities (other than any person who on the date of this Agreement is a director or officer of the Company, or their heirs, family members or trusts), becomes, directly or indirectly, the owner of securities of the Company which represent 50% or more of the combined voting power or equity of the Company's then outstanding securities, (iii) any transaction is consummated whereby the Company merges or consolidates with or into another entity and the owners of the Company immediately prior to such merger or consolidation do not own, directly or indirectly 50% or more of the combined voting power and equity of the surviving entity, or (iv) the shareholders of the Company approve the dissolution or liquidation of the Company.

      b.  Termination without Cause.  The Company in its sole discretion may
          -------------------------
terminate Executive's employment at any time with or without Cause. For purposes of this Agreement, the Company shall be deemed to have terminated Executive's employment without "Cause" if Executive's employment is terminated for any reason other then the following: (i) Executive commits a felony or possesses, uses or sells illegal drugs; (ii) Executive significantly neglects, or materially inadequately performs, his duties as an employee of the Company;
(iii) Executive breaches a fiduciary duty to the Company or its shareholders involving personal profit to Executive; (iv) Executive is deceased; or (v) Executive is disabled. Notwithstanding the foregoing, Executive shall be deemed to have been terminated without Cause (except in the case of death) unless the Company delivers to the Executive a copy of a resolution duly adopted by the affirmative vote of not less a majority of the entire membership of the Company's Board of Directors finding that, in the opinion of the Board, Executive engaged in the applicable conduct set forth in subsection (i), (ii) or
(iii) above or Executive is disabled. For purposes of this Agreement, Executive shall be considered disabled if he has been physically or mentally incapable of performing his essential job duties hereunder for (i) a continuous period of at least one hundred twenty (120) days or (ii) a total of one hundred fifth (150) days during any one hundred and eighty (180) day period, and Executive has not recovered and returned to the full time performance of his duties within thirty days after written notice is given to him by the Company following such 120 day period or 180 day period, as the case may be.

      c.  Resignation with Good Reason.  Executive may resign at any time with
          ----------------------------
or without Good Reason. For purposes of the Agreement, Executive shall be deemed to have resigned with "Good Reason" following a Change in Control if he resigns within ninety days after the Company has taken any of the following actions without Executive's express written consent; (i) the Company "Substantially Lessens Executive's Title" (as defined on Exhibit 4A attached hereto); (ii) the Company assigns material duties to Executive's Senior Authority (as defined on Exhibit 4A attached hereto); (ii) the Company assigns material duties to Executive which are materially inconsistent with Executive's status as an officer of the Company; (iii) the Company reduces Executive's base salary or benefits from that in effect at the time of the Change in Control (unless such reduction is in connection with a salary or benefit reduction program of general application to officers of the Company);
(iv) the Company requires Executive to be based more than fifty (50) miles from his present office location, except for required travel consistent with Executive's business travel obligations; or (v) the Company fails to obtain the assumption of this Agreement by any successor or assign of the Company.

  4.  The Company's Obligations Under This Agreement.  Executive shall not be
      ----------------------------------------------
entitled to any of the benefits of Sections 1 and 2 if the Company terminates Executive's employment or if Executive resigns under circumstances other than as specifically set forth in Sections 1 and 2. The Benefits set forth in Sections 1 and 2 constitute the sole obligations of the Company to Executive upon any termination or resignation and are in lieu of any damages or other compensation that Executive may claim under other Company policies or otherwise, except for Executive's salary which has been earned up to the date of termination or resignation, compensation for any accrued and unused vacation up to the date of termination or resignation, reimbursement for business expenses incurred up to the date of termination or resignation (in accordance with the customary policies of the Company), and any benefits that the Company is required to provide to Executive after the date of termination or resignation under COBRA or pursuant to any ERISA plans of the Company. The benefits on termination or resignation provided in this Agreement are in substitution for any severance or termination benefits otherwise available under Company policies of general application. The benefits on termination or resignation provided in this Agreement shall not be reduced by any compensation or benefits received by Executive from any subsequent employer or any other third party.

  5.  Withholding of Taxes; Tax Reporting.  The Company may withhold from any
      -----------------------------------
amounts payable under this Agreement all such Federal, state, city and other taxes, and may file with appropriate governmental authorities all such information, returns or other reports with respect to the tax consequences of any amounts payable under this Agreement, as may, in its judgment, be required by law.

  6.  Assignment.  This Agreement may not be assigned by Executive.  The Company
      ----------
shall be entitled to assign this Agreement to any successor in interest to its business. The Company will obtain an assumption of this Agreement by any successor or assign to all or substantially all of the business and/or assets of the Company (whether direct or indirect, by acquisition, merger, consolidation or otherwise), but the failure to obtain such assumption shall not prevent or delay such acquisition, merger, consolidation or other transaction or relieve the Company of its obligations under the Agreement. This Agreement shall bind and inure to the benefit of the Company's successors and assigns, as well as Executive heirs, executors, administrators, and legal representatives.

  7.  Notices.  Any notice, request, demand or other communication required or
      -------
permitted hereunder shall be deemed to be properly given when personally served or three (3) days after deposit in the United States mail, registered or certified, postage prepaid, return receipt requested, addressed to the Company at its principal office or to Executive at his last known address.

  8.  Entire Agreement.  This Agreement, together with the documents referenced
      ----------------
herein, contains the entire agreement of the parties hereto with respect to the subject matter hereof it supersedes any and all other agreements, either oral or in writing, between the parties hereto with respect to the subject matter hereof. Each party to this Agreement acknowledges that no representations, inducements, promises or agreements, written, oral or otherwise, have been made by any party, or anyone acting on behalf of any party, which are not embodied herein, and that no other agreement, statement or promise not contained in this Agreement shall be valid or binding. This Agreement may not be modified or amended by oral agreement, but only by an agreement in writing signed by the Company and Executive.

  9.  Attorneys' Fees.  In the event of any arbitration arising out of the
      ---------------
subject matter hereof, the prevailing party shall be entitled to recover from the non-prevailing party its costs and expenses (including reasonable attorney's fees) incurred in such arbitration.

  10. Arbitration.  If any dispute hereafter arises between the parties hereto
      -----------
and/or their agents or employees relating to the terms and provisions of this Agreement or otherwise, including but not limited to any claim for breach of any contract or covenant (express or implied), tort claims, claims for discrimination or harassment (including, but not limited to race, sex, religion, national origin, age, handicap or disability), claims for compensation or benefits (except where a benefit plan or pension plan or insurance policy specifies a different claims procedure) and claims for violations of any federal, state or other governmental law, statute, regulation or ordinance (except for claims involving worker's compensation benefits), then either party may initiate arbitration proceedings in accordance with the Employment Rules of JAMS ENDispute, as the exclusive remedy for such dispute and in lieu of any court action, which is hereby consent to such arbitration, and any arbitration award shall be final and binding. Neither party shall disclose the existence of any dispute or the terms of any arbitration decision to any third party, other than legal counsel, accountants, and financial advisors or as required by law.

     IN WITNESS WHEREOF, the parties have executed this agreement as of the date identified at the beginning of the Employment Agreement.

                                EXECUTIVE:

                                /s/ Steven Cotton
                                _______________________________________
                                Steven Cotton



                                COMPANY:

                                LANTRONIX,
                                A California corporation


                                    /s/ Fred Theil
                                By: ___________________________________
                                      Fred Thiel
                                Its:  Chief Executive Officer

                                  EXHIBIT "4A"

                                (Steven Cotton)


  "Substantially Lessens Executive's Title" shall mean that the Executive does not have the title of Chief Financial Officer or some higher title.

  The Company will be deemed to have Substantially Reduced Executive's Senior Authority if Executive no longer has authority for the entire range of financial activity of the Company on a day-to-day basis.